AMD Reports Second Quarter 2017 Results - CFO Commentary
July 25, 2017

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.
Q2 2017 - Financial Highlights

•	Q2 2017 results were based on a 13 week quarter.

•	Revenue of $1.22 billion, up 19% year-over-year (y/y) and up 24% quarter-over-quarter (q/q)

•	GAAP Results:

◦	Gross margin was 33%, up 2 percentage points y/y and down 1 percentage point q/q.

◦	Operating income was $25 million, compared to operating losses of $8 million a year ago and $29 million in the prior quarter.

◦	Net loss was $16 million, compared to net income of $69 million a year ago and a net loss of $73 million in the prior quarter.

◦	Loss per share was $0.02, compared to diluted earnings per share of $0.08 a year ago and a loss per share of $0.08 in the prior quarter.

•	Non-GAAP Results:

◦	Gross margin was 33%, up 2 percentage points y/y and down 1 percentage point q/q.

◦	Operating income was $49 million, compared to $3 million a year ago and an operating loss of $6 million in the prior quarter.

◦	Net income was $19 million, compared to net losses of $40 million a year ago and $38 million in the prior quarter.

◦	Diluted earnings per share were $0.02, compared to losses per basic share of $0.05 a year ago and $0.04 in the prior quarter.

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Q2 2017 - Additional Financial Commentary
GAAP and non-GAAP gross margin was 33%, up 2 percentage points y/y due to a richer product mix and a higher percentage of revenue from the Computing and Graphics segment, driven by the first full quarter of Ryzen processor sales, and down 1 percentage point q/q due to a higher percentage of revenue from the Enterprise, Embedded and Semi-Custom segment.

Operating expenses were $404 million (or 33% of revenue), up $51M y/y and up $17M q/q.

•	R&D expenses were $279 million (or 23% of revenue), up $36M y/y and up $13M q/q.

•	SG&A expenses were $125 million (or 10% of revenue), up $8M y/y and up $4M q/q.

Non-GAAP operating expenses were $381 million (or 31% of revenue), up $39M y/y and up $17M q/q.

•	Non-GAAP R&D was $266 million (or 22% of revenue), up $33M y/y and up $14M q/q.

•	Non-GAAP SG&A was $115 million (or 9% of revenue), up $6M y/y and up $3M q/q.

Operating expenses ($M):

	Q2-17	Q1-17	Q2-16
GAAP	$404M	$387M	$353M
Non-GAAP	$381M	$364M	$342M

Licensing gain associated with our server joint venture (JV) with THATIC was $25 million, down from $26 million a year ago, and down from $27 million in the prior quarter. We have recognized $140 million of net licensing gain related to the THATIC JV since Q1 2016. The remaining payments are related to production milestones and are expected to occur in 2018 and beyond.

Operating income was $25 million, compared to operating losses of $8 million a year ago and $29 million in the prior quarter.

Non-GAAP operating income was $49 million, compared to operating income of $3 million a year ago and an operating loss of $6 million in the prior quarter.

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Interest expense was $32 million, down from $41 million a year ago and flat compared to the prior quarter. The y/y decrease was primarily due to a lower overall interest rate and lower debt balance.

Other expense, net was $3 million, compared to other income of $150 million a year ago and other expense of $5 million in the prior quarter. In Q2 2016, AMD recognized a pre-tax gain of $150 million related to our ATMP JV transaction.

Provision for income taxes was $3 million, compared to $29 million a year ago and $5 million in the prior quarter. Q2 2016 included $27 million of taxes related to the our ATMP JV transaction.

Non-GAAP interest expense, taxes and other was $30 million compared to $43 million a year ago and $32 million in the prior quarter. The y/y decrease was primarily due to reduced interest expense driven by a lower overall interest rate and a lower debt balance.

Net loss was $16 million, compared to net income of $69 million a year ago and a net loss of $73 million in the prior quarter. Q2 2016 net income included a $123 million post-tax gain related to our ATMP JV transaction.

Non-GAAP net income was $19 million, compared to net losses of $40 million a year ago and $38 million in the prior quarter.

Loss per share was $0.02, compared to diluted earnings per share of $0.08 a year ago and a loss per share of $0.08 in the prior quarter. In Q2 2017, EPS was calculated using 945 million basic shares.

Non-GAAP diluted earnings per share was $0.02, compared to losses per share of $0.05 a year ago and $0.04 in the prior quarter. In Q2 2017, non-GAAP diluted EPS was calculated using 1,036 million shares.

Adjusted EBITDA was $84 million, compared to $36 million a year ago and $28 million in the prior quarter.

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Q2 2017 Segment Results
Computing and Graphics:

•	Revenue was $659 million, up 51% y/y and up 11% q/q. The y/y increase was primarily driven by our demand for graphics and Ryzen desktop processors.

◦
Client average selling price (ASP) increased significantly y/y. On a q/q basis, client ASP was down slightly due to lower mobile processor ASP. Both y/y and q/q, desktop processor ASP increased due to the first full quarter of shipments of Ryzen processors.

◦	GPU ASP increased y/y and q/q driven by a richer product mix.

•
Operating income was $7 million, compared to an operating loss of $81 million a year ago and a loss of $15 million in the prior quarter. The y/y and q/q improvements were driven by higher revenue and improved product mix.

Enterprise, Embedded and Semi-Custom:

•
Revenue was $563 million, down 5% y/y and up 44% q/q. The y/y decrease was primarily driven primarily by lower semi-custom SoC revenue. Additionally, we had initial revenue from EPYC datacenter processor shipments in the quarter.

•
Operating income was $42 million, compared to operating income of $84 million a year ago and operating income of $9 million in the prior quarter. The year-over-year decrease was primarily due to lower revenue and higher datacenter related R&D investments. The q/q increase was primarily due to higher sales of semi-custom SoCs.

Balance Sheet

Cash, cash equivalents and marketable securities were $844 million at the end of Q2 2017, compared to $943 million in the prior quarter. The decrease was primarily due to changes in working capital, largely driven by wafer purchases in anticipation of higher third quarter revenue. Approximately 93% of cash, cash equivalents and marketable securities were held domestically.

Payables to related parties on the Balance Sheet was $374 million. This item includes payables to GLOBALFOUNDRIES and the ATMP JV. Total wafer purchases from GLOBALFOUNDRIES were $233 million in Q2 2017.

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Long term debt on the Balance Sheet as of the end of the quarter was $1.38 billion, down from $1.41 billion in the prior quarter due to debt reduction activities. The total principal debt amount including our secured revolving line of credit was $1.74 billion. In Q2 2017 we utilized $42 million of our lower cost secured revolving line of credit to pay down longer term debt due in 2024 with a higher interest rates.
Total Debt

(Millions)	Q2-17	Q4-16
6.75% Senior Notes due 2019	$191	$196
7.50% Senior Notes due 2022	347	350
7.00% Senior Notes due 2024	350	416
2.125% Convertible Senior Notes due 2026	805	805
Borrowings from secured revolving line of credit, net	42	—
Other	1	1
Total Debt (principal amount)	$1,736	$1,768
Unamortized debt discount associated with 2.125% Convertible Senior Notes due 2026	$(297)	$(308)
Unamortized debt issuance costs	$(22)	$(25)
Total Debt (net)	$1,417	$1,435

Free cash flow was negative $94 million, primarily due to changes in working capital largely driven by wafer purchases.

Outlook
The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended April 1, 2017.

For Q3 2017, based on a 13 week quarter, we expect:

•	Revenue to increase 23% q/q, plus or minus 3%. The midpoint of guidance would result in a y/y increase of 15%,

•	Non-GAAP gross margin to be approximately 34%,

•	Non-GAAP operating expenses to be approximately $400 million,

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•	Non-GAAP interest expense, taxes and other to be approximately $28 million,

•	Non-GAAP diluted share count to be approximately 1.14 billion, and

•	Inventory to be down versus Q2 2017.

Based upon 1H 2017 performance and Q3 2017 outlook, for FY 2017 we expect:

•	Revenue to increase by a mid to high teens percentage year-over-year,

•	Semi-custom revenue to be down year-over-year based on the maturity of the current game console cycle,

•	Non-GAAP gross margin to be approximately 34%,

•	To achieve non-GAAP net income,

•	Non-GAAP operating expense to revenue ratio (E/R) to be approximately 31%,

•	THATIC JV-related licensing gain to be approximately $52 million,

•	Non-GAAP interest expense, taxes and other to be approximately $30 million per quarter,

•	Capital expenditures to be approximately $140 million, and

•	Inventory to be down from the end of 2016.

Future basic and diluted earnings per share calculations:

Moving forward, assuming positive earnings per share, there are potential factors that may impact AMD's diluted share count, including:

•	The 2.125% Convertible Senior Notes due 2026 (Convertible Notes 2026) which have cash and non-cash interest expense components. There are 101 million shares underlying the Convertible Notes 2026.

•
The warrant to purchase 75 million shares (Warrant) granted in 2016 to a Mubadala entity, in consideration for rights under the sixth amendment to our wafer supply agreement (WSA) with GLOBALFOUNDRIES, and

•	On-going employee equity grants.

The following table provides an estimate of shares that may be used when calculating GAAP and non-GAAP diluted earnings per share. Assuming a quarterly average share price of $12.22 (which was the average share price in Q2 2017), the dilutive impact of the Warrant and employee equity grants is added

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to the diluted share count using the Treasury Stock method. The dilutive impact of the Convertible Notes 2026 is calculated using the If-Converted method.
Share Count

Shares (millions)(3)	Q2-17 Actual	Q3-17 Estimate
Basic Shares	945	957
Dilutive impacts from:
Employee Equity Grants(1)	53	44
75 million share Warrant(1)	38	38
Diluted Shares (without Convertible Notes 2026)	1,036	1,039
Convertible Notes 2026(2)	-	101
Diluted Shares (with Convertible Notes 2026)	1,036	1,140

(1) The dilutive impact from the Warrant and employee equity grants are based on the Treasury Stock method and is dependent upon the average stock price during the period.
(2) The dilutive impact from the Convertible Notes 2026 is based on the If-Converted method, where the interest costs associated with the Convertible Notes 2026 are added back to the Net Income and the 101 million shares underlying the Convertible Notes 2026 are assumed to be converted and are added to the share count. The impact from the Convertible Notes 2026, if dilutive, is included in diluted EPS calculation. For the GAAP computation, the add-back to Net Income includes cash and non-cash interest expense, while only the non-cash interest expense is included for the non-GAAP computation.

(3) Share counts are weighted average shares.

***********************************************

Investor Contacts:
Laura Graves	Alina Ostrovsky
408-749-5467	408-749-6688
laura.graves@amd.com	alina.ostrovsky@amd.com

AMD Q2-17 CFO Commentary	Page 7	July 25, 2017

Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, non-GAAP interest expense, taxes and other, Adjusted EBITDA and free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, stock-based compensation expense and restructuring and other special charges, net. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents free cash flow as a supplemental non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

AMD Q2-17 CFO Commentary	Page 8	July 25, 2017

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q2-17	Q1-17	Q2-16
GAAP Gross Margin	$404	$331	$319
GAAP Gross Margin %	33%	34%	31%
Stock-based compensation	1	—	—
Non-GAAP Gross Margin	$405	$331	$319
Non-GAAP Gross Margin %	33%	34%	31%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q2-17	Q1-17	Q2-16
GAAP operating expenses	$404	$387	$353
Restructuring and other special charges, net	—	—	(7)
Stock-based compensation	23	23	18
Non-GAAP operating expenses	$381	$364	$342

Reconciliation of GAAP to Non-GAAP Research and Development (R&D) and Marketing, General and Administrative Expenses (SG&A)

(Millions)	Q2-17			Q1-17			Q2-16
	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total
GAAP R&D & SG&A	$279	$125	$404	$266	$121	$387	$243	$117	$360
Stock-based compensation	13	10	23	14	9	23	10	8	18
Non-GAAP R&D & SG&A	$266	$115	$381	$252	$112	$364	$233	$109	$342

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q2-17	Q1-17	Q2-16
GAAP operating income (loss)	$25	$(29)	$(8)
Restructuring and other special charges, net	—	—	(7)
Stock-based compensation	24	23	18
Non-GAAP operating income (loss)	$49	$(6)	$3

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Reconciliation of GAAP to Non-GAAP Net Income (Loss) / Income (Loss) per share

(Millions except per share amounts)	Q2-17		Q1-17		Q2-16
GAAP net income (loss) / income (loss) per share	$(16)	$(0.02)	$(73)	$(0.08)	$69	$0.08
Loss on debt redemption	3	—	4	—	—	—
Non-cash interest expense related to convertible debt	5	0.01	6	0.01	—	—
Restructuring and other special charges, net	—	—	—	—	(7)	(0.01)
Stock-based compensation	24	0.02	23	0.02	18	0.02
Equity loss in investee	3	—	2	—	3	—
Gain on sale of 85% of ATMP JV	—	—	—	—	(150)	(0.19)
Tax provision related to sale of 85% of ATMP JV	—	—	—	—	27	0.03
Non-GAAP net income (loss) / income (loss) per share*	$19	$0.02	$(38)	$(0.04)	$(40)	$(0.05)
*Q2 2017 GAAP net loss per share is calculated based on 945 million basic and diluted weighted-average shares of common stock. Non-GAAP net income per share is calculated based on 1,036 million diluted weighted-average shares of common stock.

Reconciliation of GAAP to Non-GAAP Interest Expense, Taxes and Other

(Millions)	Q2-17	Q1-17	Q2-16
Interest expense	$(32)	$(32)	$(41)
Other income (expense), net	(3)	(5)	150
Provision for income taxes	(3)	(5)	(29)
Total GAAP Interest Expense, Taxes and Other	$(38)	$(42)	$80
Loss on debt redemption	3	4	—
Non-cash interest expense related to convertible debt	5	6	—
Gain on sale of 85% of ATMP JV	—	—	(150)
Tax provision related to sale of 85% of ATMP JV	—	—	27
Total Non-GAAP Interest Expense, Taxes and Other	$(30)	$(32)	$(43)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q2-17	Q1-17	Q2-16
GAAP operating income (loss)	$25	$(29)	$(8)
Restructuring and other special charges, net	—	—	(7)
Stock-based compensation	24	23	18
Depreciation and amortization	35	34	33
Adjusted EBITDA	$84	$28	$36

Free Cash Flow Reconciliation

(Millions)	Q2-17	Q1-17	Q2-16
GAAP net cash used in operating activities	$(82)	$(299)	$(85)
Purchases of property, plant and equipment	(12)	(23)	(21)
Free cash flow	$(94)	$(322)	$(106)

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Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's financial outlook for the third quarter of 2017 and fiscal 2017, including revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, licensing gain associated with the THATIC JV, non-GAAP interest expense, taxes and other, inventory, capital expenditures, non-GAAP diluted share count, semi-custom revenue and non-GAAP operating expense to revenue ratio; and the expected milestone payments related to the THATIC JV and the timing of such payments, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GF with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements from GLOBALFOUNDRIES Inc. (GF), with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, AMD’s business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; AMD's issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of its common stock, if and when exercised, will dilute the ownership interests of its existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of its existing stockholders, or may otherwise depress the price of its common stock; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected;

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if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; AMD may incur future impairments of goodwill; AMD's stock price is subject to volatility; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities.  Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended April 1, 2017.

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